EXHIBIT 5.0

Opinion of Kilpatrick Townsend & Stockton LLP

Suite 900, 607 14th Street, NW Washington, DC 20005-2018 t 202 508 5800 f 202 508 5858

November 14, 2013	direct dial 202 508 5825 direct fax 202 204 5600 akaslow@kilpatricktownsend.com

Board of Directors

Cordia Bancorp Inc.

11730 Hull Street Road

Midlothian, Virginia 23112

Re:	Registration Statement on Form S-8

Board Members:

We have acted as special counsel for Cordia Bancorp Inc., a Virginia corporation (the “Company”), in connection with the registration statement on Form S-8 (the “Registration Statement”) filed on the date hereof, by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), and the regulations promulgated thereunder.

The Registration Statement relates to the proposed issuance by the Company of 22,500 shares (the “Shares”) of common stock, $0.01 par value per share, of the Company, pursuant to the Inducement Stock Option Grant to Mark Severson and the Inducement Restricted Stock Award to Mark Severson (collectively the “Equity Agreements”).

In the preparation of this opinion, we have examined originals or copies identified to our satisfaction of: (i) the Amended and Restated Articles of Incorporation of the Company; (ii) the Bylaws of the Company; (iii) certain resolutions of the Board of Directors of the Company relating to the issuance of the Shares being registered under the Registration Statement; (iv) the Equity Agreements; and (v) the Registration Statement, including the exhibits thereto. We have also examined originals or copies of such documents, corporate records, certificates of public officials and other instruments, and have conducted such other investigations of law and fact, as we have deemed necessary or advisable for purposes of our opinion.

In our examination, we have assumed, without investigation, the genuineness of all signatures, the authenticity of all documents and instruments submitted to us as originals, the conformity to the originals of all documents and instruments submitted to us as certified or conformed copies, the correctness of all certificates, and the accuracy and completeness of all records, documents, instruments and materials made available to us by the Company.

Board of Directors

Cordia Bancorp Inc.

November 14, 2013

Our opinion is limited to the matters set forth herein, and we express no opinion other than as expressly set forth herein. This opinion is limited solely to the Virginia Stock Corporation Act, including applicable provisions of the Constitution of Virginia and the reported judicial decisions interpreting such law. Our opinion is expressed as of the date hereof and is based on laws currently in effect. Accordingly, the conclusions set forth in this opinion are subject to change in the event that any laws should change or be enacted in the future. We are under no obligation to update this opinion or to otherwise communicate with you in the event of any such change.

For purposes of this opinion, we have assumed that, prior to the issuance of any Shares, the Registration Statement, as finally amended, will have become effective under the Act. Based upon and subject to the foregoing, it is our opinion that the Shares, when issued in accordance with the terms of the Equity Agreements, will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not hereby admit that we are experts or are otherwise within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

KILPATRICK TOWNSEND & STOCKTON LLP

By: /s/ Aaron M. Kaslow
Aaron M. Kaslow, a Partner